Exhibit 99.1

Investor Contacts: Antonella Franzen +1-609-720-4665 afranzen@tyco.com	Media Contact: Stephen Wasdick +1-609-806-2262 swasdick@tyco.com

Ryan Edelman +1-609-720-4545 redelman@tyco.com

FOR IMMEDIATE RELEASE

TYCO SHAREHOLDERS APPROVE MERGER WITH JOHNSON CONTROLS

CORK, Ireland, Aug. 17, 2016 /PRNewswire/ – Tyco International plc (NYSE: TYC) today announced that its shareholders approved all matters related to the proposed merger with Johnson Controls at an extraordinary general meeting of shareholders held today in Dublin.

Johnson Controls shareholders also voted to approve the merger at a special general meeting in Dallas today.

“We are excited about combining the vast capabilities of Johnson Controls and Tyco to help customers improve their safety, performance and operations,” said Tyco Chief Executive Officer George R. Oliver. “I would also like to thank our shareholders for their confidence and investment in the company over the years and for their support of our vision with their approval of this merger.”

The merger is expected to be completed on Friday, Sept. 2, 2016.

ABOUT TYCO

Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. Tyco has over 57,000 employees in more than 900 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. In many cases forward-looking statements are identified by words, and variations of words, such as “anticipate”, “estimate”, “believe”, “commit”, “confident”, “continue”, “could”, “intend”, “may”, “plan”, “potential”, “predict”, “positioned”, “should”, “will”, “expect”, “objective”, “projection”, “forecast”, “goal”, “guidance”, “outlook”, “effort”, “target”, and other similar words. However, the absence of these words does not mean the statements are not forward-looking. Examples of forward-looking statements include, but are not limited to, revenue, operating income, earnings per share and other financial projections, statements regarding the health and growth prospects of the industries and end markets in which Tyco operates, the leadership, resources, potential, priorities, and opportunities for Tyco in the future, Tyco’s credit profile, capital allocation priorities and other capital market related activities, and statements regarding Tyco’s acquisition, divestiture, restructuring and other productivity initiatives. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties include, but are not limited to: economic, business, competitive, technological or regulatory factors that adversely impact Tyco or the markets and industries in which it competes; unanticipated expenses such as litigation or legal settlement expenses; tax law changes; and industry specific events or conditions that may adversely impact revenue or other financial projections. Actual results could differ materially from anticipated results. Tyco is under no obligation (and expressly disclaims any obligation) to update its forward-looking statements. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the U.S. Securities and Exchange Commission (SEC), including the Company’s Form 10-K for the fiscal year ended September 25, 2015.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The directors of Tyco accept responsibility for the information contained in this communication relating to Tyco and the directors of Tyco and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Tyco (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lazard Frères & Co. LLC, which is a registered broker dealer with the SEC, is acting for Tyco International plc and no one else in connection with the proposed transaction and will not be responsible to anyone other than Tyco International plc for providing the protections afforded to clients of Lazard Frères & Co. LLC, or for giving advice in connection with the proposed transaction or any matter referred to herein.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

This communication is not intended to be and is not a prospectus for the purposes of Part 23 of the Companies Act 2014 of Ireland (the “2014 Act”), Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time) or the Prospectus Rules issued by the Central Bank of Ireland pursuant to section 1363 of the 2014 Act, and the Central Bank of Ireland (“CBI”) has not approved this communication.

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